Exhibit 10.9

                         VALUE ADDED RESELLER AGREEMENT

     This Value Added Reseller Agreement by and between Who? Vision Systems, Inc., a Delaware corporation ("WVS"), and Integrated Visions, Inc., a Delaware corporation ("Reseller") is dated as of July 9, 1998 (the "Effective Date").

1. BACKGROUND AND PURPOSE

     WVS develops and sells fingerprint sensor module hardware. Reseller is in the business of integrating fingerprint module hardware and software systems for resale to its non-retail customers. WVS desires to retain Reseller to market the WVS Module (as hereinafter defined) in conjunction with other software, hardware and/or systems integration services offered by Reseller, and Reseller desires to obtain the right to sell, deliver and install the WVS Module and the right to license certain computer software embodied in the WVS Module from WVS for integration into computer systems to be resold to non-retail customers. Reseller represents to WVS that Reseller possesses experience and technical skill in the sale, maintenance and support of fingerprint identification computer systems.

     In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereby enter into and agree to be legally bound.

2. WVS Module

     As used herein, the "WVS Module" is comprised of :

          2.1.1 A finger sensing surface that generates an image of the fingerprint.

          2.1.2 An image sensor that can translate the fingerprint image to an electronic signal.

          2.1.3 Lens-based air gap optics that translate the image from the finger surface to the sensor.

          2.1.4 A signal processing and interface chip, that processes the fingerprint image into a from suitable for transportation to a PC host via USB and/or parallel port.

          2.1.5 An application processing interface ("API") that runs on the PC and allows development of PC applications that makes use of the fingerprint module. The API will include functions for accessing the


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                fingerprint module hardware via USB and/or parallel port and binary object code fingerprint matching software ("WVS
                Software").



3. RESELLER'S DISTRIBUTION

     3.1 Distribution Appointment and Rights. WVS hereby appoints Reseller and Reseller hereby accepts such appointment, on a non-exclusive basis, as a WVS Reseller of the WVS Module. In connection with such appointment, WVS hereby grants Reseller the right to market, sell, deliver and install the WVS Module as a component of and in conjunction with the sale of computer hardware, software and/or systems of integration services to non-retail end users and to other third party remarketers in vertical markets, to initially include the healthcare and financial services markets ("Area of Primary Responsibility"). The intention of this Agreement is that Reseller may only resell the WVS Module purchased hereunder as part of a complete business solution for its non-retail customers. Reseller shall be free to set the pricing of its products and services that Reseller provides to its customers, including the WVS Module.

     3.2 Appointment Non-Exclusive.

          3.2.1 The appointment contained herein does not constitute a grant to resell the WVS Module in any specific territory or geographic area; however, it is understood that Reseller's sales efforts should be directed in its Area of Primary Responsibility. WVS reserves the right to market and solicit sales for the WVS Module directly, through other distributors and resellers, and through any other channels of distribution at any time and from time to time, in Reseller's Area of Primary Responsibility or otherwise, all WVS deems desirable in its sole judgment.

          3.2.2 The parties acknowledged and agree that Reseller may obtain WVS Modules from other established distribution channels for sale to non-retail end users and to other third party re-marketers.

     3.3 Distribution Restrictions and Limitations

          3.3.1 Reseller shall not resell the WVS Module as a stand-alone product, except in specific instances expressly approved in advance in writing by WVS.

          3.3.2 Reseller acknowledges that WVS has granted other parties certain exclusive rights for sales of the WVS Module: (i) into retail sales channels, (ii) to manufacturers of computer hardware peripherals, (iii) to P.C. original equipment manufacturers, and Reseller hereby agrees that it shall not sell, directly or indirectly, in or to any of the foregoing channels or entities except in specific instances expressly approved in writing by WVS. Reseller also


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acknowledges that WVS has granted another party exclusive rights for the sale of the WVS Module for the purpose of bundling or integrating the same into notebook computers and hereby agrees that it shall refrain from such activities.

          3.3.3 Reseller shall not incorporate WVS Modules into any configuration except as expressly approved by WVS in writing, which approval shall not be unreasonably withheld.

          3.3.4 Reseller shall not disassemble, reverse engineer or modify the WVS Module except for a modification which is expressly permitted by separate authorization from WVS, pursuant to Section 11.1 herein. Reseller is expressly prohibited from extracting the WVS Software from the WVS Module or using it in any other application, system or configuration.

          3.3.5 Reseller shall not resell the WVS Module into or for use in any country outside the United States without complying with all U.S. export control laws and regulations as well as all applicable foreign laws, regulations and licenses. Such compliance shall be sole Reseller's responsibility.

     3.4 Method of Distribution

          3.4.1 Reseller may resell the WVS Module directly through its own sales force, through independent agents representing Reseller to end user customers, or through distribution channels established by Reseller with other third party integration service providers or remarketers.

4. TERM.

     4.1 Term. This Agreement shall have a term of three (3) years, commencing on the effective Date hereof, ("Initial Term") subject to automatic renewals for additional one year terms thereafter (each a "Renewal Term") unless:

          4.1.1. Reseller gives WVS written notice at least 60 days prior to the end of the Initial Term or any Renewal Term of its intent not to renew; or

          4.1.2 Reseller is in material default of any of its obligations under this Agreement beyond any applicable grace period set forth herein as of the end of the Initial Term or any Renewal Term; or

          4.1.3 WVS gives Reseller written notice at least 60 days prior to end of the Initial Term or any Renewal Term any one year of its intent not to renew; or



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          4.1.4 On or before September 30, 1999, and annually each September thereafter, WVS and Reseller fail to establish in writing, and signed by both parties the quarterly and annual minimum volume requirements for the subsequent calendar year in the same essential format as contained in Exhibit A 2.(a). In such case, termination shall be effective as of January 1 of the next following year;

     4.2 Early Termination. This Agreement may be terminated prior to the end of the Initial Term or any Renewal Term pursuant to Section 16 below. Any expiration or termination shall not modify or alter the requests or obligations of the parties which arose prior to such termination or expiration.

5. PURCHASES

     5.1 Purchase Orders. Individual purchase orders of the Reseller issued to WVS shall be effective upon acceptance thereof by WVS. If WVS does not reject in writing a purchase order within ten (10) days of its receipt, then such purchase order shall be deemed to have been accepted. Notwithstanding the foregoing, each purchase order shall specifically incorporate the terms of this Agreement, and any terms contained in a purchase order which conflict with or are inconsistent with the terms of this Agreement shall not be valid unless specifically accepted in writing by WVS. Purchase orders must specify the identity and volume of WVS Modules, and the date the WVS Modules ordered thereunder should be received at Reseller's designated location. Any change to a previously accepted purchase order, as of the date changed, will be treated as new purchase order submitted for acceptance unless Reseller is notified in writing otherwise by WVS. WVS shall not be required to accept any order if Reseller is delinquent in payment or fails to comply with the conditions relating to payment under this Agreement.

     5.2 Delivery. WVS will endeavor to deliver WVS Modules on the date set forth in the accepted purchase order, F.O.B. point of shipment. WVS will not be liable for its failure to meet the delivery date, provided WVS uses commercially reasonable efforts to do so. Notwithstanding the provisions of Section 6.7, Reseller may cancel without charge or penalty its purchase order for any items not shipped within 30 days after the requested delivery date. In the absence of a specific written request in the purchase order regarding mode of transportation, WVS will arrange for shipment and insurance by appropriate carrier, the cost of which shall be reimbursed to WVS by Reseller. Delivery of the WVS Module sold hereunder shall be made to the address set forth in Reseller's Purchase Order. All freight transportation, and handling charges shall be paid by Reseller.

     5.3 Title and Risk of Loss. Title and risk of loss, damage or destruction to the WVS Modules will pass to Reseller at the point of shipment specified in the purchase order. Title to the WVS Software embodied in the WVS Module shall remain with WVS at all times.

6. PURCHASE PRICE AND PAYMENT TERMS


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     6.1 Purchase Price. The purchase price payable by Reseller for each WVS
Module shall be the lesser of:

          6.1.1 The Reseller Base Price (as defined in Exhibit A attached hereto) in effect on the date WVS accepts Reseller's purchase order, plus the applicable mark-up based on the volume ordered, [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx]; or

          6.1.2 [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
     xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx]

          6.1.3 In addition, the purchase price may include the following additional charges, if any:

               6.1.3.1 [xxxxxxxxxxxxxxxxxxx]; and

               6.1.3.2 [xxxxxxxxx
          xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx].

     6.2 Proposal Pricing Concessions. WVS will consider any written proposal for pricing concessions consistent with an identified, specific opportunity or proposal, and Reseller's demonstrated success in similar/previous situations.

     6.3 Product Modification Pricing. Reseller shall make no modifications to the WVS Module unless authorized to do so in writing by WVS. The price and delivery schedule for any approved modification to WVS Modules, pursuant to
Section 11 below, shall be at a price and delivery schedule to be mutually agreed upon by Reseller and WVS. Reseller shall make no modifications to the WVS Module unless authorized to do so in writing by WVS.

     6.4 Invoices and Payment. WVS will submit an invoice for purchase price payable with each delivery of the WVS Modules. Invoiced amounts will be due and payable on the terms set forth in Exhibit A.


       [Confidential Treatment requested for redacted portion of document]


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


     6.5 Taxes. Reseller shall pay all charges, duties and taxes including federal, state, country or other local taxes however designated, levied or based upon prices hereunder, or on the Agreement, or on the WVS Module, or on their manufacture, sale or use or any taxes or amounts in lieu thereof or payable by WVS with respect to the foregoing, exclusive of taxes based on WVS's net income which shall be borne by WVS. Any personal property taxes assessable on the WVS Module before title passes to Reseller shall be borne by WVS. Upon demand, Reseller shall reimburse WVS or its assignees for the amount of any such taxes or other charges which are the obligation of Reseller hereunder, regardless of when and by whom payable. It is Reseller's sole responsibility to provide WVS with resale or other tax exemption certificates.

     6.6 Price Changes. WVS will give Reseller at least 30 days advance written notice of the effective date of all changes to the Reseller Base Price, which price changes, will apply to all WVS Modules ordered by Reseller under purchase orders submitted after the effective date of the change.

     6.7 Cancellations. Purchase orders or portions thereof may be canceled within 15 days of the issuance date at no charge to Reseller.

     6.8 No Set-off. Reseller shall have no right to set off any amounts against the purchase prices payable to WVS pursuant to Section 6.1.

7. GRANT OF LICENSE

     7.1 License.

          7.1.1 Reseller is granted a non-exclusive license to use and distribute the WVS Software only in conjunction with the WVS Modules purchased under this Agreement. Reseller is granted no title or ownership rights to the WVS Software, which rights shall remain in WVS or WVS's suppliers as appropriate.

          7.1.2 Reseller and any successor to Reseller's title in the WVS Module shall have the right, (a) to assign this license to any party who acquires legal title to the WVS Module, and (b) to sublicense the rights granted by this license to any party who subsequently acquires the right to use the WVS Module, provided that any such other party (either assignee or sublicensee) agrees in a writing addressed to WVS to abide by the terms and conditions of this license in full.

          7.1.3 Reseller's obligations under this license shall survive the termination of this Agreement, regardless of the cause of termination.

     7.2 U.S. Government Restricted Rights Legend. The WVS Software is commercial computer software and documentation, and will be marked with the following legend: Use, duplication or disclosure by the U.S. Government is subject to restrictions as set forth in subdivision (b)(3)(ii)


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and (c)(1)(ii) of the Rights in Technical Data and Computer Software clause of
DFARS 252.227- 7013 and as set forth in FAR 52.227-19(a)-(d).

     7.3 Proprietary Property. Reseller acknowledges that WVS Software constitutes proprietary and confidential information of WVS and its licensors. Reseller shall use reasonable care to protect the confidentiality of the WVS Software

8. RESELLER OBLIGATIONS

     8.1 End-User Agreements. In connection with Reseller's sales of the WVS Modules to its third party reseller and remarketers, and end-user customers, Reseller's written agreements with such parties shall include provisions for the sublicensing of the WVS Software embodied in the WVS Modules, which sublicensing terms and conditions shall be consistent in all respects with the WVS Software licensing provisions set forth in this Agreement.

     8.2 Marketing Efforts. Reseller shall use its best efforts to promote and market the WVS Module. Reseller shall promote the WVS Module in accordance with the marketing materials, documentation and other materials provided by WVS, if any. Reseller shall not, and shall ensure that its sale representatives, agents and third party re-marketers do not, make claims or assertions regarding the WVS Module that are not supported by such WVS-supplied materials or verified by WVS.

     8.3 Customer Installation and Training. Reseller shall be responsible for ensuring that the systems it proposes to sell to its end user customers meet the stated needs of the customers and that the customers have or obtain the proper facilities and hardware/software environment to meet the operational requirements set forth in WVS's documentation.

     8.4 Sales Forecasts. Upon execution of this Agreement, Reseller shall give WVS a six month unit sales forecast. Reseller shall update the sales forecast every month thereafter with a rolling six month forecast. The rolling six month sales forecast provided by Reseller shall not impose any liability on Reseller to purchase specific quantities of WVS Modules.

     8.5 Compliance with Law. Reseller shall at all times comply with all applicable federal, state, local and foreign laws and regulations in its conduct under this Agreement.

     8.6 Insurance. During the term of this Agreement, Reseller shall maintain a minimum of $1 million general liability insurance and provide WVS with proof of such insurance.

9. OBLIGATIONS OF WVS



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     9.1 Training. WVS may offer Reseller such training programs as WVS believes are necessary to support the marketing or technology of the WVS Module. Charges for this training shall be at rates established by WVS.

     9.2 Technical Support. WVS shall make available reasonable amounts of pre-sale technical and marketing assistance to Reseller as a backup to Reseller's primary marketing efforts and to enable Reseller to integrate the WVS Module into Reseller's products. Reseller shall pay for such services on a time and materials basis at WVS than prevailing rates and will reimburse WVS for all reasonable travel expenses incurred by WVS personnel in providing such services.

     9.3 Order Fulfillment. WVS shall use commercially reasonable efforts to fulfill all accepted purchase orders within the requested delivery dates, and shall promptly notify Reseller of any known or anticipated delays.

10. CONFIDENTIALITY. Each of Reseller and WVS, and as required their consultant and suppliers, has signed or will sign a Confidentiality Agreement which shall apply to all confidential information supplied by either party to the other in connection with this Agreement.

11. PROPRIETARY RIGHTS.

     11.1 Modifications by Reseller. Reseller shall not, without WVS prior written authorization, modify the WVS Module. If WVS authorizes Reseller to make a modification, Reseller agrees to assign all of its right, title and interest in such modification to WVS and WVS agrees to grant Reseller a non-exclusive, worldwide, perpetual, royalty-free license to such modification for incorporation into Reseller's products.

     11.2 Modifications by WVS.

          11.2.1 WVS reserves the right to change, modify or discontinue any version of the WVS Module at any time. WVS shall provide Reseller with written notice of all material product changes at least 90 days prior to such change. Notwithstanding the foregoing, WVS shall remain obligated to fulfill all accepted purchase orders placed by Reseller prior to the date of such notice and to fulfill the purchase requirements reflected in Reseller's then applicable six month rolling forecast as of the date of such notice pursuant to Section 8.4.

          11.2.2 Reseller may request in writing that WVS make modification(s) to WVS Modules purchased under this Agreement. Such requested modifications will be made at the sole discretion of WVS. If the effect of such modifications increase (or decreases) the cost of the WVS Module, the purchase price of the WVS Module may increase (or decrease) pursuant to
     Section 6.1.3.3.

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     11.3 Third Party Infringement. WVS reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its intellectual property rights in the WVS Module.

12. LIMITED WARRANTY.

     12.1 Pass Through Warranty. WVS agrees to pass through to Reseller and its customers all product warranties that WVS receives from the manufacturers of the WVS Modules. WVS further agrees to provide to Reseller in writing such warranties at any time at the request of Reseller and on or about January 1 of each year.

     12.2 Disclaimer of Warranties. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN SECTION 12.1 ABOVE, WVS MAKES NO WARRANTIES OR REPRESENTATIONS TO RESELLER OR TO ITS END-USER CUSTOMERS WITH RESPECT TO THE WVS MODULES, THE PERFORMANCE OF THE WVS MODULES, THE DOCUMENTATION PROVIDED WITH RESPECT TO THE WVS MODULES, OR ANY SERVICES PROVIDED HEREUNDER. WVS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, CONCERNING THE WVS MODULES, DOCUMENTATION AND SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER EXPRESS OR IMPLIED WARRANTY, WHETHER ARISING IN LAW, CUSTOM, CONDUCT OR OTHERWISE.

     12.3 Exclusive Remedy. Reseller's sole and exclusive remedy for warranty claims pursuant to Section 12.1 relating to the WVS Module (other than infringement claims pursuant to Section 13), shall be, at WVS' option, repair or replacement of the WVS Module(s).

     12.4 Neither Reseller nor its sales representatives, agents or third party resellers or remarketers has the authority to make or bind WVS to any affirmation, warranty, guarantee, or representation, whether written or oral, concerning the WVS Module other than the limited warranty stated in Section 12.1.


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13. INDEMNITIES.

     13.1 Infringement Indemnity.

          13.1.1 Duty to Indemnify and Defend. WVS will indemnify and defend Reseller and its permitted customers representatives, agents and third party resellers and remarketers (the "Indemnified Parties") against all loss, cost and expense, (including, without limitation, reasonable attorney's fees and legal costs) arising from any third party claim that any WVS Module furnished and used within the scope of this Agreement infringes a patent, copyright, or trade secret right; provided that the Indemnified Parties shall promptly, upon the Indemnified Parties (a) promptly notifying WVS in writing of any such claim made against (b) permitting WVS (or its licensor) to take sole control of the defense and all related settlement negotiations; and (c) providing WVS with reasonable assistance, information, and authority necessary to perform the above. Failure to provide prompt notice of any claim shall not relieve WVS of its indemnity obligation except to the extent WVS's ability to defend such claim is materially adversely affected.

          13.1.2 Limitations. WVS shall have no liability for any claim to the extent the claim is based on the combination, operation, or use of any WVS Module furnished under this Agreement with programs, data, equipment, or materials not provided to Reseller by WVS if use of the WVS Module alone would not infringe.

          13.1.3 Remedies. In the event the WVS Module or a portion thereof is, or in WVS's opinion is likely to be, held to infringe, WVS shall have the right at its sole option and expense to (a) modify the WVS Module or portion thereof to be noninfringing (b) replace the same with non-infringing fingerprint module which equals or exceeds the performance of the WVS Module being replaced or, (c) obtain for Reseller and its permitted customers the right to continue using and sublicensing the WVS Module. THE FOREGOING ARE WVS' SOLE AND EXCLUSIVE OBLIGATIONS, AND THE INDEMNIFIED PARTIES SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS.

     13.2 Distribution Indemnity. Reseller agrees to indemnify WVS against any third party claims by third party remarketers, and end user customers of Reseller or any other third party against WVS for loss, damage, liability, or expense (including but not limited to reasonable attorney's fees) arising out of any breach by Reseller of its obligations under this Agreement; provided that WVS shall (a) promptly notify Reseller in writing of any such claim made against WVS; (b) permit Reseller to take sole control of the defense and all related settlement negotiations; and (c) provide Reseller with reasonable assistance, information, and authority necessary to perform the above. Failure to provide prompt notice of any claim shall not relieve Reseller of its indemnity obligation except to the extent Reseller's ability to defend such claim is materially adversely affected.


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14. LIMITATIONS OF LIABILITY.

     14.1 Limitation of Liability. EXCEPT FOR THE PARTIES OBLIGATION PURSUANT TO
SECTION 10 AND SECTION 13, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, COVER, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF ANTICIPATED REVENUE OR LOSS RESULTING FROM BUSINESS DISRUPTION), OR DAMAGE TO SYSTEMS, DATA, OR PROGRAMS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES RESELLER HEREBY WAIVES SUCH DAMAGES, EXCEPT FOR ITS LIABILITY UNDER SECTION 13.1, AND UNDER THE CONFIDENTIALITY AGREEMENT WVS' LIABILITY FOR DIRECT DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED 100% THE AGGREGATE AMOUNTS RECEIVED BY WVS AS PURCHASE PRICE AND TECHNICAL SUPPORT FEES UNDER THIS AGREEMENT.

     14.2 Limitation on Actions. Any action arising from or in connection with this Agreement must be brought no later than two (2) years after the cause of action occurred, except that an action for nonpayment may be brought by WVS within three (3) years of the date of last payment.

     14.3 Failure of Essential Purpose. The parties have agreed that the limitations specified in this Section 14 are a reasonable allocation of risk and will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

15. FORCE MAJEURE

     15.1 Any delay or failure of either party to perform its obligations hereunder shall be excused if and to the extent caused by acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, labor, equipment or transportation, court injunction or order, or other causes beyond the reasonable control of the party affected and without its fault or negligence; provided that written notice within (10) days of such delay (including the anticipated duration of the delay) shall be given by the affected party to the other party. Reseller may request that WVS, within ten (10) days of such request , provide adequate assurances that the delay shall not exceed thirty (30) days. If the delay lasts more than thirty (30) days or WVS does not provide adequate assurance that the delay will cease within thirty (30) days, Reseller may without liability to WVS, but with written notice to WVS, cancel or modify such portion of any purchase orders affected by such delay and WVS may, by written notice to Reseller, cancel or modify any commitment to manufacturer and supply WVS Modules against such purchase order.

16. TERMINATION.


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     16.1 Events of Termination. Either party may terminate this Agreement if:

          16.1.1 the other party breaches any material term or condition of this Agreement and fails to cure such breach within 15 days after the due date (with respect to any payment default) or within 60 days after written notice for any other default;

          16.1.2 the other party files a voluntary petition in bankruptcy, commences a liquidation and dissolution or voluntarily assigns its assets for the benefit of creditors: or

          16.1.3 the other party becomes the subject of an involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors which is not dismissed within 90 days of filing.

     16.2 Effect of Termination. Upon termination or expiration of this
Agreement:

          16.2.1 Reseller Inventory. Reseller shall be entitled, after termination, to continue to sell the WVS Modules to the extent reasonably necessary to use up stocks or inventories of same held by Reseller. However, WVS reserves the right:

               16.2.1.1 to repurchase from Reseller such stock of WVS Modules in exchange for credit or reimbursement for same;

               16.2.1.2 to require Reseller to return to WVS all drawings, models, designs and pertinent technical material which Reseller has received from WVS, unless such materials are required for the on-going service and maintenance commitments of Reseller.

          16.2.3 Payment. Any payment obligations incurred by Reseller under this Agreement prior to such termination shall survive termination of this Agreement. Upon termination, all amounts due for prior product shipments shall become immediately payable.

          16.2.4 Certification. Reseller will give WVS a written certification that it has complied with its obligations under this Section 16.2.

          16.2.5 No Damages for Termination. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. EACH OF WVS AND RESELLER WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT.


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     16.3 Remedies. Should any provision of this Agreement specify a sole and exclusive remedy, the provisions of that section shall control over this Section
16.3 as to default and remedy in any action at law or equity unless the defaulting party shall fail to abide by such remedy. If the defaulting party fails to perform or provide such exclusive remedy, then the other party may exercise such further or additional remedies as may be provided in this Agreement or as may otherwise be available at law or in equity. The exercise by either party of any non-exclusive remedy under this Agreement will be without prejudice to its other non-exclusive remedies under this Agreement or otherwise.

     16.4 Survival. The rights and obligations of these parties contained in Sections 6 (Purchase Price and Payment Terms), 10 (Confidentiality), 11 (Proprietary Rights), 12 (Limited Warranty) 13 (Indemnities), 14 (Limitations of Liability), 16 (Termination), and 17.3 (Mediation) will survive the termination or expiration of this Agreement.

17. GENERAL.

     17.1 Assignment. This Agreement will bind and inure to the benefit of each party and to each party's permitted successors and assigns. Reseller may not assign this Agreement, without WVS' prior written consent, which shall not be unreasonably withheld or delayed. Any attempt to assign this Agreement without such consent will be null and void.

     17.2 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of California.

     17.3 Mediation. Except as set forth in Section 17.4 or relating to Section 10, any dispute arising under this Agreement shall be submitted to the following mediation process:

          17.3.1 a dispute will be reduced to writing by the account representative of the alleging party containing a detailed description of the dispute and all relevant facts. Such description shall be sent to the account representative at the receiving party. The receiving party will respond with an answer or proposed solution to the dispute within ten (10) business days. If the parties have not reached a mutually agreed upon resolution by the tenth (10th ) business day following the receipt of the answer by the alleging party, then

          17.3.2 all details of the dispute shall be immediately provided to the Chief Executive Officer of each party. The CEO or his designee will endeavor in good faith to resolve the dispute within ninety (90) days, with each party bearing its costs relating thereto.

          17.3.3 if the parties are unable to resolve the dispute pursuant to
     Section 17.3.2, then the parties may utilize all available remedies available at law or equity.


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     17.4 Compliance with Law. Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

     17.5 Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

     17.6 Notices. All permitted or required notices under this Agreement shall be in writing and will be deemed given when delivered personally, when sent by confirmed facsimile transmission, or when received if sent by certified or registered U.S. Mail or nationally-recognized express courier, return receipt requested, to the address shown below or as may otherwise be specified by either party to the other in accordance with this Section 17.6.

Parties:           Who? Vision Systems, Inc.
                   Attention:  Chief Executive Officer
                   100 North Point Drive
                   Lake Forest, CA  92639
                   Facsimile No. 949-837-5355

                   Integrated Visions, Inc.
                   Attention:  Chief Financial Officer
                   10315 102nd Terrace
                   Sebastian, FL  32958
                   Facsimile No. 567-589-2049

     17.7 Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

     17.8 Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights or any other rights. Any waiver granted under this Agreement must be in writing, executed by the party to be charged with such waiver.

     17.9 Entire Agreement. This Agreement and its exhibits and the confidentiality agreement are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior written and oral agreements and understanding regarding such subject matter. This Agreement may only be modified by a written document executed by both parties.

     17.10 Drafting Responsibility. Each party hereto has reviewed, commented upon and participated in the preparation of this Agreement. In no event will any provision of this

Agreement be interpreted to the disadvantage of any party hereto based upon such party's having been the draftsman of such provision.

     17.11 Entirety of Agreement. Headings in this Agreement are for the purpose of assisting the reader and do not constitute a part hereof.

     17.12 Counterparts. This Agreement may be executed in counterparts, which taken together, shall constitute one Agreement and any party hereto may execute this Agreement by signing such counterparts.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

WHO? VISION SYSTEMS, INC.                          INTEGRATED VISIONS, INC.

BY: /s/ Alexander G. Dickinson                     BY: /s/ Gregory W. Haskell
    ---------------------------------                  -------------------------
Name: Alexander G. Dickinson                       Name: Gregory W. Haskell
Title: Chief Executive Officer                     Title: President

WVS

Value Added Reseller Agreement


Exhibits

     A. Contract Terms

        1. Reseller Base Price
        2. Minimum Volume Requirements
        3. Payment Terms

EXHIBIT A CONTRACT TERMS

1. "Reseller Base Price" shall mean [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx].

2. Minimum Volume Requirements:

     (a) Reseller shall be entitled to [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxx] for as long as it purchases the minimum volume requirements of the WVS Modules set forth below:


          1998                                                1999

           Q4                     Q1                   Q2                   Q3                   Q4
------------------------ -------------------- --------------------  -------------------  -------------------
        [xxxxx]                [xxxxx]              [xxxxxx]             [xxxxxx]             [xxxxxx]
------------------------ -------------------- --------------------  -------------------  -------------------


     (b) Notwithstanding as above, Reseller shall not be entitled to most favored customer pricing if Reseller fails to make the minimum purchases set forth above in any two consecutive quarters in 1999 and if at the end of the second consecutive quarter Reseller has not achieved its cumulative 1999 minimum volumes.

3. Payment Terms:

Payable within 30 days of invoice date. Late payments for WVS Modules and any related costs or fees will be subject to a charge of 1.0% per month, or at a rate, annualized, equal to Bank of America Reference Rate (or Prime) plus 2%, whichever is greater.

       [Confidential Treatment requested for redacted portion of document]